UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Church & Dwight Co., Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Church & Dwight Co., Inc.

Princeton South Corporate Park

500 Charles Ewing Boulevard

Ewing, New Jersey 08628

As set forth in our Definitive Proxy Statement filed with the Securities and Exchange Commission and sent to our stockholders starting on March 17, 2023, our Corporate Governance Guidelines provide that whenever the Chair of our Board of Directors is our Chief Executive Officer, or is otherwise not an independent director, we will appoint an independent Lead Director to provide additional oversight and leadership for the independent directors of the Board. Currently our CEO, Matthew Farrell, also serves as our Board Chair, and Ravichandra K. Saligram, an independent director and a member of our Board since 2006, serves as our independent Lead Director.

After consulting with our stockholders and reviewing the report of a proxy voting advisor for certain stockholders, on April 12, 2023, our Board amended our Corporate Governance Guidelines to provide for additional responsibilities of our independent Lead Director, effective immediately, including providing for sole approval authority with respect to Board meeting agendas, Board meeting schedules, and information sent to the Board.

We believe that these additional responsibilities will improve investor confidence in the leadership structure of our Board, further align our governance with our peer companies, and provide further support to our independent Lead Director in providing appropriate leadership to the independent directors of the Board, without negatively impacting the advantages of our current Board leadership structure set forth in our proxy statement. As set forth in our amended Corporate Governance Guidelines which we have made available on our website, the independent Lead Director will:

(i)	assist the Board, the Chief Executive Officer and other members of management in promoting compliance with and implementation of the Corporate Governance Guidelines;

(ii)	preside at the executive sessions of the independent directors and have the authority to call additional executive sessions or meetings of the independent directors;

(iii)	preside at Board meetings in the Chair’s absence;

(iv)	review and approve information sent to the Board;

(v)	review and approve meeting agendas for the Board and approve meeting schedules to ensure sufficient time for discussion of all agenda items;

(vi)	facilitate communications between employees, stockholders and others with the independent directors;

(vii)	be available for consultation and direct communication with major stockholders if requested; and

(viii)	monitor and evaluate, along with the members of the Compensation & Human Capital Committee and the other independent directors, the performance of the Chief Executive Officer.

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